Exhibit 1.0


                                  March 7, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                             Re: Alpha Holding, Inc.

Gentlemen:

I have read the statements that Alpha Holding, International, Inc. has made in its Form 8-K dated March 5, 2003 regarding changes in the Registrant's certifying accountants. I agree with the statements made therein.

Very truly yours,


/s/ Mark Mayoka
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    Mark Mayoka